As filed with the Securities and Exchange Commission on August 25, 2004
                                                    Registration No.  333-114232

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
                                   TO FORM F-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                               STATS ChipPAC Ltd.
             (Exact name of Registrant as specified in its charter)

          Republic of Singapore                     Not Applicable
     (State or Other Jurisdiction of                (IRS Employer
     Incorporation or Organization)              Identification No.)

                             10 Ang Mo Kio Street 65
                              #05-17/20 TechPoint
                                Singapore 569069
                    (Address of Principal Executive Offices)
                          -----------------------------
          STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan
               STATS ChipPAC Ltd. Substitute Equity Incentive Plan
                            (Full title of the Plans)

                        STATS ChipPAC Test Services, Inc.
                              1450 McCandless Drive
                           Milpitas, California 95035
                                 (408) 941-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            Michael J. Coleman, Esq.
                             Shearman & Sterling LLP
                                 1080 Marsh Road
                              Menlo Park, CA 94025
                               Tel: (650) 838-3600

This Post-Effective Amendment No. 1 on Form S-8 to Form F-4 Registration Statement relates to 80.2 million ordinary shares, par value S$0.25 per share (the "Ordinary Shares"), of STATS ChipPAC Ltd. (the "Registrant"). Such Ordinary Shares are deliverable to holders of substitute options (the "Substitute Options") that were granted in substitution for options to purchase shares of Class A common stock, par value $0.01 per share, of ChipPAC, Inc. ("ChipPAC") that were outstanding as of the date immediately prior to the closing of the merger of ChipPAC with and into ST Assembly Test Services Ltd, the name of the Registrant prior to the effective time of the merger, which became effective on August 4, 2004. These Ordinary Shares were originally registered on the Registrant's Registration Statement on Form F-4, to which this is an amendment; accordingly, the registration fee in respect to such Ordinary Shares was paid at the time of the original filing of the Registration Statement relating to such Ordinary Shares.

                                Explanatory Note
                                ----------------

     STATS ChipPAC Ltd., which was known as ST Assembly Test Services Ltd prior to the Merger (as hereinafter defined), a Singapore public company limited by shares (the "Registrant"), hereby amends its Registration Statement on Form F-4 (Registration No. 333-114232) by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Registration Statement") relating to the sale of up to 80.2 million ordinary shares, par value S$0.25 per share, of the Registrant (the "Ordinary Shares").

     On August 4, 2004, Camelot Merger, Inc. ("Camelot"), a Delaware corporation and a wholly owned subsidiary of the Registrant, merged (the "Merger") with and into ChipPAC, Inc., a Delaware corporation ("ChipPAC"), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004 (the "Merger Agreement"), among the Registrant, Camelot and ChipPAC. Pursuant to the Merger Agreement, the Registrant granted substitute options (the "Substitute Options") to holders of outstanding options to purchase shares of Class A common stock (the "ChipPAC Common Stock") of ChipPAC (the "ChipPAC Options"), whether or not vested, that were unexercised as of immediately prior to the closing of the transactions contemplated by the Merger Agreement. The Substitute Options are exercisable for Ordinary Shares based on an exchange ratio equal of 8.7 Ordinary Shares for each share of ChipPAC Common Stock and at a per Ordinary Share exercise price equal to the exercise price applicable to the ChipPAC Option, divided by 8.7, the exchange ratio.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    Item 1.   Plan Information.*

    Item 2.   Registrant Information and Employee Plan Annual Information.*

                                Part II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    Item 3.   Incorporation of Documents by Reference.

          The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated as of their respective dates in this Registration Statement by reference and made a part hereof:

          (a) Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2003 (File No. 333-75080);

          (b) Reports of Foreign Private Issuer on Form 6-K dated August 6, 2004, August 4, 2004 (containing the press release announcing the completion of the merger between ST Assembly Test Services Ltd and ChipPAC, Inc.), May 18, 2004 and April 7, 2004; and

          (c) Description of the Ordinary Shares contained in the Registrant's Registration Statement on Form 8-A (File No. 000-29103), filed on January 24, 2000, which incorporates by reference the information with respect to the Ordinary Shares and ADSs set forth under the headings "Description of Share Capital," "Description of American Depositary Receipts" and "Taxation" in the Registrant's Registration Statement on Form F-1, as amended (Registration No. 333-93661), as amended by the information with respect to the Ordinary Shares and ADSs set forth under the headings "Description of STATS Ordinary Shares" and "Description of STATS American Depositary Receipts" in the Registrant's Registration Statement on Form F-4, as amended (Registration No. 333-114232), and any subsequent amendment or report filed for the purpose of amending the descriptions of the Ordinary Shares and ADSs.

          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), subsequent

------------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act (the "Securities Act"), and the "Note" to
     Part I of Form S-8.

          to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

     Item 4.   Description of Securities.

          Not applicable.

     Item 5.   Interests of Named Experts and Counsel.

          None.

     Item 6.   Indemnification of Directors and Officers.

          The Registrant's Articles of Association provide that, subject to the Companies Act, Chapter 50 of Singapore, all of the Registrant's directors, secretaries and other officers shall be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation thereto, including any liabilities incurred by them in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as a director, secretary or other officer of the Registrant. The Registrant's Articles of Association further provide that none of the Registrant's directors, secretaries or other officers shall be liable:

          o for the acts, receipts, neglects or defaults of any other director or officer;

          o    for joining in any receipt or other act for conformity;

          o for any loss or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by order of the Registrant's directors for or on behalf of the Registrant;

          o for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested;

          o for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left; or

          o for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of their office or in relation thereto unless the same shall happen through their own negligence, willful default, breach of duty or breach of trust.

          The indemnification provisions in the Registrant's Articles of Association provide for indemnification of the Registrant's officers and directors to the maximum extent permitted under the Singapore Companies Act (Chapter 50) of Singapore.

          The Registrant maintains directors and officers insurance providing indemnification for certain of the Registrant's directors, officers, affiliates or employees for certain liabilities.

     Item 7.   Exemption from Registration Claimed.

          Not applicable.

     Item 8.   Exhibits.

          See attached Exhibit list.

     Item 9.   Undertakings.

               (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

                    (i) to include any prospectus required by Section 10(a)(3)
               of the Securities Act;

                    (ii) to reflect in the prospectus any facts or events
               arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                    (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that the undertakings set forth in paragraphs
          (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

          (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report filed on Form 20-F pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on the 24th day of August, 2004.


                                 STATS CHIPPAC LTD.


                                 By:        /s/ Tan Lay Koon
                                          -------------------------------------
                                 Name:    Tan Lay Koon
                                 Title:   President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tan Lay Koon, President and Chief Executive Officer, and Michael G. Potter, Chief Financial Officer, as such person's true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and supplements) to this Registration Statement and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

     This Power of Attorney may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated as of the 24th day of August, 2004.


     Name                                     Title
     -------------------------------          ----------------------------------


     -------------------------------          Chairman of the Board of Directors
     Charles Richard Wofford


     -------------------------------          Vice Chairman of the Board of
     Dennis P. McKenna                        Directors


     -------------------------------          Deputy Chairman of the Board of
     Lim Ming Seong                           Directors

       /s/ Tan Lay Koon
     -------------------------------          President and Chief Executive
     Tan Lay Koon                             Officer, Director

       /s/ Peter Seah Lim Huat
     -------------------------------          Director
       Peter Seah Lim Huat

     Name                                     Title
     -------------------------------          ----------------------------------

       /s/ Robert W. Conn
     -------------------------------          Director
     Robert W. Conn

       /s/ Tay Siew Choon
     -------------------------------          Director
     Tay Siew Choon

       /s/ R. Douglas Norby
     -------------------------------          Director
     R. Douglas Norby

       /s/ Steven Hugh Hamblin
     -------------------------------          Director
     Steven Hugh Hamblin

       /s/ Chong Sup Park
     -------------------------------          Director
     Chong Sup Park


     -------------------------------          Director
     Richard John Agnich


     -------------------------------          Alternate Director
     Eleana Tan Ai Ching

       /s/ Michael G. Potter
     -------------------------------          Chief Financial Officer
     Michael G. Potter                        and Principal Accounting Officer


     STATS CHIPPAC TEST SERVICES, INC.        Authorized Representative in the
                                              United States


       By:   /s/ Tan Lay Koon
          --------------------------
       Name:     Tan Lay Koon
       Title:    Director

                                INDEX TO EXHIBITS

Exhibit Number   Description

      4.1 Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004, among ST Assembly Test Services Ltd., ChipPAC, Inc. and Camelot Merger, Inc. (previously filed as Annex A to Amendment No. 4 to the Registrant's Registration Statement on Form F-4 (Registration No. 333-114232) on July 2, 2004 and incorporated herein by reference)

      4.2 Memorandum and Articles of Association of the Registrant (previously filed as Exhibit 1.1 to the Annual Report on Form 20-F for the fiscal year ended December 31, 2002, as filed with the Commission on March 31, 2003 and incorporated herein by reference)

     4.3 Deposit Agreement dated as of February 8, 2000 by and among the Registrant, Citibank, N.A., as depositary, and all owners and beneficial owners from time to time of American Depositary Receipts issued thereunder (including the form of American Depositary Receipt) (previously filed as Exhibit (a) to the Registrant's Registration Statement on Form F-6, dated June 25, 2004 (Registration No. 333-116884), and incorporated herein by reference)

     4.4*        STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan

     4.5*        STATS ChipPAC Ltd. Substitute Equity Incentive Plan

     5.1* Opinion of Allen & Gledhill, Counsel to the Registrant, regarding the legality of the Ordinary Shares

    23.1*        Consent of KPMG, Independent Registered Public Accounting Firm

    23.2*        Consent of Allen & Gledhill (included in opinion filed as
                 Exhibit 5.1)

    24.1*        Powers of attorney (included on signature pages)



--------------
*   Filed herewith.